UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 27, 2006


                              KEYNOTE SYSTEMS, INC.
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             (Exact name of registrant as specified in its charter)


                                    Delaware
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                 (State or other jurisdiction of incorporation)


   000-27241                                                     94-3226488
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  (Commission                                                   (IRS Employer
  File Number)                                               Identification No.)


           777 Mariners Island Boulevard, San Mateo, California 94404
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               (Address of principal executive offices) (Zip Code)


                                 (650) 403-2400
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              (Registrant's telephone number, including area code)


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          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On January 27, 2006, the compensation committee of the Board of Directors of Keynote Systems, Inc. ("Keynote") approved a grant to Umang Gupta, the Company's Chief Executive Officer, of an option to purchase 500,000 shares of Keynote common stock. The exercise price shall be the fair market value of the underlying shares of Keynote common stock on Friday February 3, 2006, the date of grant. The grant will be made pursuant to Keynote's 1999 Equity Incentive Plan, which has been approved by Keynote's stockholders. The grant provides for monthly vesting over two years beginning December 7, 2005. The grant also provides for acceleration of vesting of all of the shares underlying such option if, following a sale of Keynote, Mr. Gupta is not the Chief Executive Officer of the resulting company. If Mr. Gupta's employment is terminated by Keynote without cause or through his voluntary termination, and if he assists in the transition to a successor Chief Executive Officer, vesting of the shares subject to his options would continue for an additional 12 months. If Mr. Gupta's employment is terminated by Keynote without cause or due to his death or through his constructive termination due to a material reduction in his salary or benefits or a material change in his responsibilities, the shares subject to his options would vest in an amount equal to the number that would vest during the six months following this termination. If Mr. Gupta's employment is terminated by Keynote for cause or due to his disability or through his voluntary termination, the vesting of any shares subject to his options would cease on the date of termination.

     On January 27, 2006, the compensation committee also increased Mr. Gupta's base salary to $284,400 for fiscal year 2006, and increased his performance-based target bonus to $180,000 for fiscal year 2006. Mr. Gupta's performance-based bonus depends upon the achievement of corporate targets during fiscal year 2006, expressed in terms of revenue and EBITA objectives. Mr. Gupta is eligible to receive 50% of his performance-based target bonus upon the achievement of revenue target ("Revenue Bonus") and 50% of his performance-based target bonus upon the achievement of an EBITA target ("EBITA Bonus"). The specific revenue and EBITA targets are not public information. In addition, the compensation committee determined that Mr. Gupta would be eligible for a reduced Revenue Bonus and/or EBITA Bonus in the event of under-achievement of a performance objective and for a Revenue Bonus and/or EBITA Bonus in excess of the target amount in the event of over-achievement of a performance objective, subject to a maximum payment of 200% of each bonus. Mr. Gupta would not be eligible to receive any portion of the Revenue Bonus until achievement of 80% of the revenue target and would not be eligible to receive any portion of the EBITA Bonus until achievement of 80% of the EBITA target. Furthermore, the compensation committee determined the revenue and EBITA targets could be subject to adjustment in the event of acquisitions by Keynote.

     On January 27, 2006, the Board of Directors of Keynote approved changes to non-employee director compensation. Each non-employee director will receive the following:

     o an annual retainer of $25,000 for his or her services as director (provided that each such non-employee director must have attended at least three of the four regularly scheduled board meetings during the fiscal year and at least 75% of the total number of board meetings held during such year);

     o an annual retainer of $5,000 and an annual option grant for 5,000 shares of Keynote common stock for his or her service on either of the Board's compensation committee or nominating and governance committee;

     o an annual retainer of $10,000 and an annual option grant for 5,000 shares of Keynote common stock for his or her service on the Board's audit committee;

     o an additional annual option grant for 2,000 shares of Keynote common stock for his or her service as the chair of either of the Board's compensation committee or nominating and governance committee; and

     o an additional annual option grant for 5,000 shares of Keynote common stock for his or her service as the chair of the Board's audit committee.

     Such cash payments are to be made to each non-employee director following the completion of the fiscal year to which they relate. For service in fiscal year 2006, such option grants shall be made Friday February 3, 2006, shall vest in full on September 30, 2006, and will have an exercise price equal to the closing price of the common stock on the date of the grant. For future fiscal years, the Board anticipates that such option grants will be made at the beginning of the fiscal year, will vest monthly over the twelve month period following the date of grant, and will have an exercise price equal to the closing price of the common stock on the date of the grant. Such options will accelerate in full upon a sale of Keynote.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          KEYNOTE SYSTEMS, INC.


Date: February 2, 2006                    By: /s/ Andrew Hamer
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                                              Andrew Hamer
                                              Vice President and Chief Financial
                                              Officer